PRESS RELEASE

Contact Whitestone REIT:
Anne Gregory, Vice President Marketing & Investor Relations
(713) 435 2221 ir@whitestonereit.com

Whitestone REIT Acquires The Pinnacle of Scottsdale for $29 Million
100% Leased Center Purchase Marks Total of $72 Million in Phoenix Acquisitions since September 2010

Houston, Texas, December 22, 2011 - Whitestone REIT (NYSE-AMEX: WSR - “Whitestone”), a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods, announced today that it has closed on the purchase of Phase I of Pinnacle of Scottsdale, a 113,108 square foot 100% leased Class A Community Center in North Scottsdale, for $29 million. Phase I is adjacent to 4.45 acres of developed land with approximately 400 linear feet of frontage on Scottsdale Road and the potential for additional retail development.

Whitestone now owns Community Centers at the significant “four corners” of the North Scottsdale trade area, including Terravita (north west), Pima Norte (north east), The Citadel (south east), and Pinnacle of Scottsdale (south west), in addition to Desert Canyon, also in North Scottsdale in the McDowell Mountain area. All purchases were originated on an off-market basis, priced at a discount to replacement cost, and have a “value-add” component. Each of these Community Centers are located at high traffic intersections in stabilized neighborhoods, and provide essential services to support local communities including Terravita, McDowell Mountain Ranch, Grayhawk, DC Ranch, Silverleaf, Estancia, Desert Highlands, and Troon North Villages.

“We are pleased to announce our seventh acquisition since September 2010, bringing our total to eight properties in the greater Phoenix market. We believe that the North Scottsdale market, which is showing signs of recovery from the recession, is a great hedge against inflation, particularly the purchases we have made at significantly discounted prices for properties with in-place cash flow. Our research and analysis of the respective five mile radius' of each property supports our Community Centered PropertyTM business model and indicates opportunities for us to position tenants at multiple locations in the trade area,” said James C. Mastandrea, Whitestone's Chairman and Chief Executive Officer. “Whitestone continues to seek Community Center acquisition opportunities in the Phoenix metro area and also is working with sellers who may benefit from a tax efficient transaction in which operating partnership units are exchanged.”

About The Pinnacle of Scottsdale
The Pinnacle of Scottsdale is uniquely located on the northeast corner of the major intersection of Scottsdale Road at Pinnacle Peak Road, with a traffic count of over 55,000 cars per day. The State of Arizona owns the property directly west of the Community Center, and a new luxury multi-family housing development is planned to be constructed on the land just south, at Silverstone.1 The tenant mix at The Pinnacle of Scottsdale, which is 100% leased , includes Safeway®, Ace® Hardware, Shell® Oil, Hornacheck's House of Golf, Jade Palace, Jalapeno Inferno (privately owned restaurant, recognized by Phoenix Times Magazine Best of Phoenix Awards), SubwayTM, Stag Tobacconist, Starbucks© Coffee, Pinnacle Peak Dentistry, and a variety of other convenience service providers.

Whitestone REIT (NYSE-AMEX:WSR) Acquired The Pinnacle of Scottsdale for $29 Million - The 100% Leased Center is The Company's Seventh Acquisition since September 2010. The 113,108 square foot Class A Community Center serves retail goods and services to the surrounding community that includes the most affluent zip code in Arizona and some of the most exclusive neighborhoods in Phoenix. The 100% leased Center, strategically located at the high visibility intersection of North Scottsdale Road and Pinnacle Peak Road, features classic Spanish Colonial architecture and landscaped pedestrian-friendly walkways. The retail mix includes Safeway®, Ace Hardware®, Starbucks®, and Hornachek's House of Golf in addition to several small space restaurants and service oriented tenants. www.whitestonereit.com

About Whitestone REIT
Whitestone REIT (NYSE-AMEX: WSR) is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods.  Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods.  Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings including medical, education, and casual dining. The largest of its approximately 900 tenants comprises less than 2% of its rental revenues. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Relations section of the Company's website has links to Whitestone's filings with the Securities and Exchange Commission, news releases, financial reports and investor newsletters.

Whitestone REIT Acquisitions: Interested parties should contact Bradford Johnson, Whitestone REIT Director of Acquisitions, via email: bjohnson@whitestonereit.com or phone 713.435.2208

Forward-Looking Statements
Statements included herein that state Whitestone's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. Whitestone's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to Whitestone's regulatory filings with the Securities and Exchange Commission for information or factors that may impact Whitestone's performance.
1 Sources: “Project May Ease N. Scottsdale Rental Void,” azcentral.com, July 28, 2011; “Old Rawhide Site in Scottsdale Might Become New Apartments,” mortgageandrealestatenews.blogspot.com, The Arizona Republic Peter Corbett July 22, 2011;